Exhibit 99.1

Reliance Steel & Aluminum Co. Completes Acquisition of Haskins Steel Co., Inc.

LOS ANGELES--(BUSINESS WIRE)--November 1, 2013--Reliance Steel & Aluminum Co. (NYSE:RS) announced today that, through its wholly-owned subsidiary American Metals Corporation, it has acquired all of the capital stock of Haskins Steel Co., Inc. (“Haskins”), located in Spokane, Washington. Founded in 1955, Haskins processes and distributes primarily carbon steel and aluminum products of various shapes and sizes to a diverse customer base in the Pacific Northwest. Their in-house processing capabilities include shearing, sawing, burning and forming. Net sales for Haskins were approximately $31.5 million in the twelve months ended December 31, 2012. Haskins will operate as a wholly-owned subsidiary of American Metals Corporation. Current management will remain in place. Terms were not disclosed.

“Haskins will enhance American Metals’ penetration into this geographic area where American Metals did not previously have a physical presence,” said David H. Hannah, Chairman and CEO of Reliance.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 290 locations in 39 states and ten countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of our business strategies and our expectations concerning future results of operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports we have filed with the Securities and Exchange Commission (the "SEC"). As a result, these statements speak only as of the date that they are made, and Reliance undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about our business can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com
or
Addo Communications
(310) 829-5400